Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Investor Relations (336) 615-8065 investorrelations@thefreshmarket.com

The Fresh Market, Inc. Reports Second Quarter Fiscal 2014 Earnings

• Net Sales Increased 19.0% in the Second Quarter

• Comparable Store Sales Increased 2.9% in the Second Quarter

• Reaffirms Fiscal 2014 Sales and Adjusted Earnings Guidance

GREENSBORO, N.C. - August 21, 2014 - The Fresh Market, Inc. (NASDAQ: TFM), a growing specialty grocery retailer, today announced unaudited sales and earnings results for its thirteen week second quarter ended July 27, 2014.

Fiscal Second Quarter Financial Overview

•
Earnings per share under U.S. generally accepted accounting principles (“GAAP”) in the second quarter of fiscal 2014 were $0.24 per diluted share, compared to $0.32 per diluted share in the second quarter of fiscal 2013. Second quarter fiscal 2014 results include store closure and exit costs related to previously announced store closings in California and Texas.

•
Excluding store closure costs of $0.13 per diluted share, adjusted diluted earnings per share were $0.36 for the second quarter of fiscal 2014. Adjusted diluted earnings per share is a non-GAAP financial measure. The schedules attached to this press release include a reconciliation of this and other non-GAAP financial measures included in this release to their comparable GAAP financial measures.

•
GAAP net income in the second quarter of fiscal 2014 was $11.4 million, compared to $15.6 million in the second quarter of fiscal 2013. Second quarter fiscal 2014 GAAP net income includes pre-tax store closure and exit costs of $9.8 million related to previously announced store closings in California and Texas.

•
Adjusted EBITDA in the second quarter of fiscal 2014 was $46.2 million, compared to $40.3 million in the second quarter of fiscal 2013, an increase of 14.5%. Adjusted EBITDA is a non-GAAP financial measure.

•	Net sales for the second quarter of fiscal 2014 increased 19.0% to $422.2 million and comparable store sales increased 2.9% to $357.3 million from the second quarter of fiscal 2013.

•
Gross profit increased 18.5%, or $22.4 million, to $143.7 million in the second quarter of fiscal 2014, compared to the second quarter of fiscal 2013. Gross margin for the second quarter of fiscal 2014 was 34.0%, compared to 34.2% in the second quarter of the prior fiscal year.

•	The Company generated $12.0 million in cash flow from operations during the second quarter of fiscal 2014, compared to $23.8 million during the second quarter of the prior fiscal year.

Craig Carlock, President and Chief Executive Officer, commented, “We are pleased with our second quarter results which demonstrate our ability to drive solid sales and expand merchandise margins in an increasingly competitive retail environment. The performance of our new stores exceeded our expectations and we see tremendous expansion opportunities in our core markets. Based on a recent white space analysis, we are raising our store growth potential in the Southeastern United States to double our current store base in this region. We are encouraged by our first half results and believe we are well positioned to achieve our strategic and financial objectives for the year as we further expand our store base and enhance our customer offerings.”

Fiscal Second Quarter Operating Performance

Total net sales for the second quarter of fiscal 2014 increased 19.0% to $422.2 million and comparable store sales increased 2.9% to $357.3 million from the second quarter of fiscal 2013. The Company’s second quarter comparable store sales were driven by a 2.7% increase in the number of transactions and a 0.2% increase in average transaction size.

The Company’s gross profit increased 18.5%, or $22.4 million, to $143.7 million in the second quarter of fiscal 2014, compared to the same prior year period. The fiscal 2014 second quarter gross margin rate was 34.0% versus 34.2% for the second quarter of the prior fiscal year. The slight decrease in the gross margin rate reflects higher occupancy costs and LIFO expense associated with the continuation of product cost inflation, partially offset by a modest increase in merchandise margin.

Selling, general, and administrative expenses for the second quarter of fiscal 2014 increased $16.9 million to $99.4 million, compared to the second quarter of fiscal 2013. Selling, general, and administrative expenses as a percentage of sales for the quarter increased 20 basis points to 23.5%, compared to 23.3% for the second quarter of fiscal 2013, primarily due to an increase in store labor and benefit costs.

Operating income was $19.1 million, or 4.5% of sales, for the second quarter of fiscal 2014, compared to $25.9 million, or 7.3% of sales, in the second quarter of fiscal 2013. The Company’s second quarter 2014 operating income included store closure and exit costs of $9.8 million related to the recognition of certain lease liabilities and other exit costs associated with previously announced store closures. Excluding the store closure and exit costs recognized in the second quarter of fiscal 2014, adjusted operating income was $28.9 million, or 6.8% of sales, for the quarter. Adjusted operating income is a non-GAAP financial measure.

First Half Operating Performance

For the twenty-six week period ended July 27, 2014, net sales were $853.2 million, an 18.3% increase compared to the corresponding twenty-six week period in fiscal 2013, while comparable store sales increased 2.7% over the prior year period. GAAP net income was $28.0 million for the twenty-six week period ended July 27, 2014, compared to $37.8 million in the prior year period. First half fiscal 2014 GAAP net income includes pre-tax store closure and exit costs of $16.8 million related to previously announced store closings in California and Texas. GAAP diluted earnings per share for the first half of fiscal 2014 were $0.58, compared to GAAP diluted earnings per share of $0.78 for the corresponding twenty-six week period in fiscal 2013. Excluding store closure and exit costs of $0.22 per diluted share, adjusted diluted earnings per share were $0.79 for the first half of fiscal 2014. Adjusted diluted earnings per share is a non-GAAP financial measure.

Balance Sheet and Cash Flow
During the second quarter of fiscal 2014, the Company generated $12.0 million in cash flow from operations and invested $15.9 million in capital expenditures, of which $14.5 million related to new and remodeled stores. For the year to date fiscal 2014 period, the Company generated $68.2 million in cash flow from operations and invested $40.4 million in capital expenditures, with $37.1 million spent on real estate activities.
The total outstanding balance on the Company’s revolving credit facility at the end of the second quarter of fiscal 2014 was $3.0 million, a decline of 87.9% from $24.7 million at the end of fiscal 2013.

On a trailing four quarter basis for the period ended July 27, 2014, the Company’s return on assets was 8.6%; return on invested capital, excluding excess cash, was 12.6%; and return on equity was 14.2%. Excluding the impact from the impairment of certain real estate and store related assets recognized in the fourth quarter of fiscal 2013 and the store closure and exit charges recognized in the first and second quarters of fiscal 2014, the Company’s adjusted return on assets was 13.8%; adjusted return on invested capital, excluding excess cash, was 19.3%; and adjusted return on equity was 21.7% on a trailing four quarter basis for the period ended July 27, 2014. These financial return measures are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures, as well as the details of the Company’s calculations of these financial return measures.

Growth and Development

During the second quarter of fiscal 2014, the Company opened four new stores, including two stores in Florida and one each in Texas and New York. As of July 27, 2014, the Company operated 158 stores in 26 states.

The following table provides additional information about the Company’s real estate and store opening activities through the second quarter of fiscal 2014. Leases signed as of July 27, 2014 are for stores expected to open during or after fiscal 2014.

	Stores Opened in FY 2014	Leases Signed for Future Store Locations [1]
Number of new leased store locations	11	22
Number of relocations	—	—
Average capital cost per store [2]	$3.3 million
	Information for All Open Stores
Average store size (gross square feet)	21,096
Total rentable square footage (at end of period)	3.3 million
Note 1: Includes leases for stores expected to open after July 27, 2014 and such leases typically include customary leasing conditions. In general, the Company does not announce the location of a new store until all conditions to the lease are satisfied or the Company’s involvement in the property or project will be made public in connection with governmental permitting or approvals or in dealing with other third-parties. The Company generally identifies a store as “coming soon” when the Company takes possession of the property and commences construction related activities. The Company's website sets forth the most current list of announced lease locations and stores that are “coming soon.”

Note 2: Net of capital contributions, if any, received from landlords and including building costs, but excluding cost of land for owned stores. Lease inducement costs and similar prepayments in connection with acquiring or entering into new leases are not included in the capital cost per store and are included as a long-term asset and expensed over the primary term of the lease.

Fiscal 2014 Outlook

“Given results thus far and our current assessment of business conditions for the remainder of the fiscal year, we are reaffirming our previously issued fiscal 2014 comparable store sales and adjusted earnings guidance. While we expect to see increasing competitive pressures relative to the prior year, we anticipate that the impact of competitive new store openings will increase in the third quarter and lessen slightly in the fourth quarter as our markets absorb the new square footage and our customers resume their shopping habits. As a result, we anticipate that comparable store sales will be at the low to mid-point of our 1.5% to 3.5% full fiscal year range in the third quarter. We remain encouraged by our new unit growth pipeline and believe The Fresh Market’s distinct shopping experience and our commitment to offering outstanding food quality and selection position us well for future growth,” concluded Carlock.

The Company continues to expect fiscal 2014 adjusted earnings of $1.56 to $1.66 per diluted share. This forecast excludes anticipated store closure and exit costs of approximately $0.21 per diluted share related to the previously announced store closings in California and Texas. The store closure and exit costs for fiscal 2014 are net of an anticipated benefit from the Company’s assignment of a lease for one of the closed stores, which took place subsequent to the close of the second quarter of fiscal 2014. GAAP diluted earnings per share are now expected to be $1.35 to $1.45, including the aforementioned store closure and exit costs of approximately $0.21 per diluted share.

Management’s outlook for fiscal 2014 is based upon the following expectations:

•	Comparable store sales growth of 1.5% to 3.5%

•	Pre-opening expenses in line with fiscal 2013

•	Occupancy costs as a percent of sales to increase 10 to 20 basis points from fiscal 2013

•
Third quarter comparable store sales at the low to mid-point of the 1.5% to 3.5% fiscal 2014 range and an approximately $1.5 million increase in incentive compensation accrual expense in the third quarter compared to the third quarter of fiscal 2013

•	An effective tax rate of 37.5%

•	Approximately $100 million to $115 million in capital expenditures, primarily related to real estate investments

•	Unit growth of 22 new stores, with 6 new stores opening in the third quarter and 5 new stores opening in the fourth quarter

•	Remodeling 4 to 5 stores

•	Pre-tax store closure and exit costs related to the four closed California and Texas stores of approximately $16 million, net of the anticipated lease assignment benefit

•
Year-on-year improvement in operating results associated with stores operating in California and Texas beginning in the second half of the fiscal year, after the closure of three stores in Sacramento, California and one in Houston, Texas in the first quarter of fiscal 2014

Earnings Conference Call

The Company will host a conference call today at 5:00 p.m. Eastern Time. During the conference call, the Company may answer questions concerning its business. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
The call will be broadcast via a live audio webcast at www.thefreshmarket.com, within the Investor Relations section of the Company website. Investors and analysts interested in participating on the call are invited to dial (877) 407-8293 or (201) 689-8349 to access the call. A telephone replay will be available for two weeks following the call. To access the replay, please call (877) 660-6853 or (201) 612-7415 with conference ID #13587881.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a growing specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of August 21, 2014, the Company operates 160 stores in 26 states across the United States.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs regarding future business and financial performance and financial condition, and include those in the "Fiscal 2014 Outlook" section above. These statements involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management "anticipates," "plans," "estimates," "expects," "believes," and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: accounting entries and adjustments at the close of a fiscal quarter; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in economic and financial conditions, including U.S. fiscal and monetary policy, and the resulting impact on consumer confidence; other changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions, including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites and as between existing markets and newer markets; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies, and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; our requirement to impair recorded goodwill and other long-lived assets; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential and/or personal information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures, including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification, and other third-party coverage of any losses suffered in connection therewith; tax matters; numerous other matters of national, regional and global scale, including those of a political, economic, business, and competitive nature; and other factors as set forth from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by any applicable securities laws.
* * * * *

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 27, 2014	July 28, 2013	July 27, 2014	July 28, 2013

Sales	$422,227	$354,764	$853,229	$721,390
Cost of goods sold	278,512	233,486	561,348	470,775
Gross profit	143,715	121,278	291,881	250,615

Operating expenses:
Selling, general and administrative expenses	99,404	82,526	198,267	164,004
Impairments and store closure costs	9,909	133	16,609	273
Depreciation	15,276	12,707	30,302	25,042
Income from operations	19,126	25,912	46,703	61,296
Interest expense	1,124	1,221	2,221	1,465
Income before provision for income taxes	18,002	24,691	44,482	59,831
Tax provision	6,612	9,057	16,521	22,077

Net income	$11,390	$15,634	$27,961	$37,754

Net income per share:
Basic and diluted	$0.24	$0.32	$0.58	$0.78

Weighted average common shares outstanding:
Basic	48,282,994	48,196,427	48,274,868	48,178,106

Diluted	48,441,288	48,395,609	48,429,497	48,356,482

Comprehensive income:
Net income	$11,390	$15,634	$27,961	$37,754
Other comprehensive income	—	—	—	—

Total comprehensive income	$11,390	$15,634	$27,961	$37,754

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	July 27, 2014	January 26, 2014
Assets
Current assets:
Cash and cash equivalents	$17,199	$11,745
Accounts receivable	9,876	11,098
Inventories	56,487	55,656
Prepaid expenses and other current assets	5,177	4,304
Income tax benefit	854	1,692
Deferred income taxes	6,976	3,267
Total current assets	96,569	87,762
Property and equipment, net	384,620	373,449
Deferred income taxes	553	—
Other assets	9,370	8,417
Total assets	$491,112	$469,628

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$44,921	$46,942
Accrued liabilities	67,050	63,694
Total current liabilities	111,971	110,636
Long-term debt	3,000	24,700
Capital and financing lease obligations	33,400	26,069
Closed store reserves	14,811	193
Deferred income taxes	—	12,017
Deferred rent	13,234	13,460
Deferred lease incentives	12,542	13,347
Other liabilities	14,280	12,941
Total noncurrent liabilities	91,267	102,727

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,290,239 and 48,260,804 shares issued and outstanding as of July 27, 2014 and January 26, 2014, respectively	483	483
Additional paid-in capital	116,677	113,029
Retained earnings	170,714	142,753
Total stockholders' equity	287,874	256,265
Total liabilities and stockholders' equity	$491,112	$469,628

The Fresh Market, Inc.
Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	For the Twenty-Six Weeks Ended
	July 27, 2014	July 28, 2013
Operating activities
Net income	$27,961	$37,754
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,406	25,152
Loss on disposals of property and equipment	1,791	4
Share-based compensation	3,703	2,923
Excess tax shortfall (benefit) from share-based compensation	157	(171)
Deferred income taxes	(16,280)	408
Change in assets and liabilities:
Accounts receivable	1,222	457
Inventories	(831)	(542)
Prepaid expenses and other assets	(651)	(2,054)
Accounts payable	(2,021)	3,976
Closed store reserves	16,302	(295)
Accrued and other liabilities	6,454	2,044
Net cash provided by operating activities	68,213	69,656

Investing activities
Purchases of property and equipment	(40,363)	(51,650)
Proceeds from sale of property and equipment	92	70
Net cash used in investing activities	(40,271)	(51,580)

Financing activities
Borrowings on revolving credit facility	118,133	253,280
Payments made on revolving credit facility	(139,833)	(265,780)
Payments made on debt issuance costs	(441)	—
Payments made on capital and financing lease obligations	(292)	(35)
Proceeds from issuance of common stock pursuant to employee stock purchase plan	95	115
Excess tax (shortfall) benefit from share-based compensation	(157)	171
Payments on withholding tax for restricted stock unit vesting	(155)	(72)
Proceeds from exercise of share-based compensation awards	162	1,481
Net cash used in financing activities	(22,488)	(10,840)

Net increase in cash and cash equivalents	5,454	7,236
Cash and cash equivalents at beginning of period	11,745	8,737

Cash and cash equivalents at end of period	$17,199	$15,973

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$2,147	$291

Cash paid during the period for taxes	$32,304	$32,113

Non-cash investing and financing activities:
Property and equipment acquired through capital and financing lease obligations during the period	$5,896	$35,377

The Fresh Market, Inc.
Occupancy Costs
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 27, 2014	July 28, 2013	July 27, 2014	July 28, 2013

Pre-Opening Rent	$453	$931	$1,126	$1,264
Other Occupancy Costs	21,505	17,022	42,561	34,183
Total Occupancy Costs	$21,958	$17,953	$43,687	$35,447

Occupancy costs are reflected in the "Cost of goods sold" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
New Store Pre-Opening Expenses
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 27, 2014	July 28, 2013	July 27, 2014	July 28, 2013

New Store Pre-Opening Expenses	$1,261	$1,617	$2,732	$2,192

New store pre-opening expenses are reflected in the "Selling, general and administrative expenses" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
Reconciliation of Adjusted Financial Statement Items (1)
(In thousands, except per share amounts)
(unaudited)

	For the Thirteen Weeks Ended July 27, 2014

	GAAP		Adjusted
	Q2 FY 2014	Adjustments (1)	Q2 FY 2014
Income from operations	$19,126	$9,770	$28,896

Income before provision for income taxes	$18,002	$9,770	$27,772

Tax provision	$6,612	$3,647	$10,259

Net income	$11,390	$6,123	$17,513

Net income per share:
Basic (2)	$0.24	$0.13	$0.36

Diluted (2)	$0.24	$0.13	$0.36

	For the Twenty-Six Weeks Ended July 27, 2014

	GAAP		Adjusted
	Q2 FY 2014	Adjustments (1)	Q2 FY 2014
Income from operations	$46,703	$16,789	$63,492

Income before provision for income taxes	$44,482	$16,789	$61,271

Tax provision	$16,521	$6,350	$22,871

Net income	$27,961	$10,439	$38,400

Net income per share:
Basic (2)	$0.58	$0.22	$0.80

Diluted (2)	$0.58	$0.22	$0.79
(1) In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company is also presenting results on an "adjusted" basis in order to exclude certain charges incurred during the thirteen and twenty-six weeks ended July 27, 2014, with the closure and exit costs of four stores closed in March 2014. These charges totaled $9.8 million and $16.8 million for the thirteen and twenty-six weeks ended July 27, 2014, respectively, with $9.8 million and $16.4 million recorded to the "Impairments and store closure costs" line item on the Consolidated Statements of Comprehensive Income for the comparable periods. These charges include the recognition of certain lease liabilities, severance, loss on the disposal of assets and other exit costs. The remaining charges relate to the liquidation of inventory and are reflected on other line items of the Consolidated Statements of Comprehensive Income for the twenty-six weeks ended July 27, 2014. These measures are not in accordance with, or an alternative to, GAAP, and are reconciled to the Company's most recent GAAP financial statements. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures to review the Company's financial results and evaluate its business operations.
(2) The net income per share totals in the above tables may not equal the sum of the components due to rounding.

The Fresh Market, Inc.
Reconciliation Between Net Income and Adjusted EBITDA (1)
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 27, 2014	July 28, 2013	July 27, 2014	July 28, 2013
Net income	$11,390	$15,634	$27,961	$37,754
Adjusted items:
Tax provision	6,612	9,057	16,521	22,077
Interest expense	1,124	1,221	2,221	1,465
Depreciation	15,276	12,707	30,302	25,042
Share-based compensation expense	1,867	1,531	3,703	2,923
Loss on disposals of property and equipment, net of closed stores (2)	13	47	37	4
Impairments and store closure costs	9,909	133	16,609	273
Other (3)	—	—	418	—
	34,801	24,696	69,811	51,784

Adjusted EBITDA	$46,191	$40,330	$97,772	$89,538

(1)
While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), we also provide certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement, not as a substitute for measures of financial performance prepared in accordance with GAAP. We use this information internally to make operating decisions, and believe it is helpful to investors because it allows period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency.

(2) The loss on disposals of property and equipment excludes the loss from closed stores. See table below for the calculation of loss on disposals of property and equipment, net of closed stores.

Reconciliation of Loss on Disposals of Property and Equipment (in thousands) (unaudited):

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 27, 2014	July 28, 2013	July 27, 2014	July 28, 2013
(Gain)/loss on disposals of property and equipment	$(30)	$47	$1,791	$4
Less: (gain)/loss on disposals included with "Impairments and store closure costs" line item in the Consolidated Statements of Comprehensive Income	(43)	—	1,754	—

Loss on disposals of property and equipment, net of closed stores	$13	$47	$37	$4

(3) Other adjusted items relate to the liquidation of inventory for four stores that closed in March 2014 and are reflected in other line items of the Consolidated Statements of Comprehensive Income for the twenty-six weeks ended July 27, 2014.

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(unaudited)
	July 27, 2014 Calculated Using GAAP	July 27, 2014 Calculated Using Adjusted	July 28, 2013 Calculated Using GAAP
Return Metrics - Trailing Four Quarters	Net Income (2)	Net Income (3)	Net Income (2)
Return on assets (4)	8.6%	13.8%	17.9%
Return on invested capital (5)	12.6%	19.3%	25.1%
Return on equity (6)	14.2%	21.7%	28.8%

(1)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company. The financial return metrics are calculated on a trailing four quarter basis. Our manner of calculating these return metrics is set forth in the footnotes below and may not be comparable to the manner in which other companies calculate these return metrics.

(2)	The return metrics in this column are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.

(3)
The return metrics in this column are calculated using adjusted net income, which is a non-GAAP measure. Please see the schedule entitled "Reconciliation of Adjusted Financial Statement Items" to the press release to which this schedule is attached for the reconciliation of net income to adjusted net income determined in accordance with GAAP.

Trailing four quarters ended July 27, 2014 (in millions):

Net income	$41.0
Impairments and store closure costs	44.3
Adjustment for taxes	(17.0)
Adjusted net income	$68.3

(4)
Net Income/Average Assets (for the columns which present metrics calculated using net income) and Adjusted Net Income/Average Assets (for the column which presents metrics calculated using adjusted net income).

(5)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the columns which present metrics calculated using net income) and (ii) adjusted net income plus interest expense plus adjusted provision for income taxes (for the calculation set forth in the column which presents metrics calculated using adjusted net income).

(6)
Net Income/Ending Equity (for the columns which present metrics calculated using net income) and Adjusted Net Income/Ending Equity (for the column which presents metrics calculated using adjusted net income).

Non-GAAP Financial Measures

While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), we also provide certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement, not as a substitute for measures of financial performance prepared in accordance with GAAP. We use this information internally to make operating decisions, and believe it is helpful to investors because it allows period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency. Investors should consider non-GAAP measures in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.